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EXHIBIT 99.3

[AES Ironwood, L.L.C. Letterhead]

September 23, 2002

The Bank of New York
101 Barclay Street
New York, NY 10286
Attn:  Ms. Mary Lewicki
Fax:  212-815-5915

        Reference is made to the Trust Indenture, dated as of June 1, 1999, among AES Ironwood, L.L.C. (the "Company") and The Bank of New York, as successor in interest to IBJ Whitehall Bank and Trust Company, as trustee (the "Trustee") and The Bank of New York, as successor in interest to IBJ Whitehall Bank and Trust Company, as Depositary Bank (the "Indenture"), and the Collateral Agency and Intercreditor Agreement, dated as of June 1, 1999, among the Company, the Trustee, the Depositary Bank, The Bank of New York, as successor in interest to IBJ Whitehall Bank & Trust Company, as Collateral Agent, and Dresdner Bank AG, New York Branch, as DSR LOC Provider and CP LOC Provider (the "Collateral Agency Agreement"). Capitalized terms used herein and not otherwise defined herein shall have the meanings given such terms in the Indenture.

        Pursuant to the terms of the Indenture, the Company hereby provides notice of the following:

          As previously disclosed, on July 24, 2002, the credit rating of the PPA Guarantor was lowered to below Investment Grade by each of Moody's and S&P. By letter dated July 26, 2002, the Company provided notice that it had requested in writing that the Power Purchaser provide replacement security acceptable to the Company in accordance with the terms of Section 19.3 of the Power Purchase Agreement.

          On September 20, 2002, the Company and the Power Purchaser entered into a letter agreement (the "Letter Agreement") related to the Power Purchaser's compliance with Section 19.3 of the Power Purchase Agreement. Pursuant to the Letter Agreement, the Power Purchaser posted a $35 million irrevocable standby letter of credit issued by Citibank, N.A. (the "Letter of Credit" and together with the Letter Agreement, the "Alternate Additional Security"). The Letter Agreement provides that the posting of Alternate Additional Security does not modify or amend the terms of the Williams Guaranty currently in place. A copy of the Letter Agreement and the Letter of Credit are attached to this notice as Attachment 1 and Attachment 2, respectively.

          In the Letter Agreement the Company acknowledged that the Alternate Additional Security is acceptable and that the Power Purchaser has satisfied the requirements of Section 19.3 of the Power Purchase Agreement.

AES IRONWOOD, L.L.C.
By:	/s/ PETER S. NORGEOT Name: Peter S. Norgeot Title: President, AES Ironwood, L.L.C.
cc:
Dresdner Bank AG, New York Branch,
    as DSR LOC Provider and CP LOC Provider
Standard & Poor's Ratings Group
Moody's Investors Service, Inc.
Stone & Webster, as Independent Engineer

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  EXHIBIT 99.3